Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Supervisory Board and Shareholders of ASML Holding N.V.:

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Nos. 333-13332, 333-109154, 333-105600, 333-116337, 333-126340, 333-136362, 333-141125, 333-142254, 333-144356 and 333-147128) of our report dated January 25, 2008, relating to the financial statements of ASML Holding N.V. and the effectiveness of ASML Holding N.V.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of ASML Holding N.V. for the year ended December 31, 2007.

/s/ Deloitte Accountants B.V.
Eindhoven, The Netherlands

January 25, 2008

ASML ANNUAL REPORT 2007